Exhibit 99.1

News Release

For Immediate Release	CONTACT: Blaine Davis (610) 459-7158

ENDO PHARMACEUTICALS REPORTS FOURTH QUARTER

AND FULL-YEAR FINANCIAL RESULTS

•	16% Growth in Annual Net Sales Driven by Demand for Branded Products

•	Adjusted Diluted EPS of $2.40 from Operations, up 25% from 2007

•	Provides 2009 Adjusted EPS Guidance Range of $2.59 – $2.67

CHADDS FORD, Pa., Feb. 27, 2009 — Endo Pharmaceuticals (Nasdaq: ENDP) today reported double-digit percentage growth in net sales and adjusted diluted earnings per share for the fourth quarter and full year ended December 31, 2008.

Net sales for the three months ended December 31, 2008 increased 14% to $347.3 million compared with $304.6 million in the fourth quarter of 2007. Net income for the three months ended December 31, 2008 was $74.9 million compared with $50.6 million in the comparable 2007 period.

Diluted earnings per share for the three months ended December 31, 2008 were $0.64 compared with $0.38 in the comparable 2007 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended December 31, 2008 increased 37% to $0.71 compared with $0.52 in the same period in 2007.

Full-Year Results

Net sales for the year ended December 31, 2008 were $1.261 billion compared with $1.086 billion for the year ended December 31, 2007, an increase of 16%. Net income for the year ended December 31, 2008 was $261.7 million versus $227.4 million in the comparable 2007 period.

Diluted earnings per share for the year ended December 31, 2008 were $2.12 compared with $1.69 in the comparable 2007 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the full year 2008 increased 25% to $2.40 compared with $1.92 in 2007.

Selected Product Review

LIDODERM®: For the quarter ended December 31, 2008, net sales of LIDODERM decreased 2% to $205.4 million compared with $208.7 million in the same period a year ago. Prescription volume for LIDODERM increased 1% in the fourth quarter of 2008 versus the comparable 2007 period. For the year ended December 31, 2008, net sales of LIDODERM increased 8% to $765.1 million compared with $705.6 million in the same period a year ago. Prescription volume for LIDODERM increased 6% in the twelve months of 2008 versus the comparable 2007 period.

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OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 81% to $52.3 million for the fourth quarter 2008 compared with $28.9 million in the same period a year ago. Prescription volume for OPANA ER and OPANA increased 64% in the fourth quarter 2008 versus the comparable 2007 period. For the year ended December 31, 2008, net sales for the OPANA franchise increased 68% to $180.4 million compared with $107.1 million in the same period a year ago. The 2007 annual results include the recognition of $13.8 million in deferred revenue for commercial shipments of OPANA ER and OPANA made to customers in 2006.

PERCOCET®: Net sales of PERCOCET were $33.4 million for the three months ended December 31, 2008 compared with $30.6 million in the same period in 2007. Net sales of PERCOCET were $130.0 million for the year ended December 31, 2008 compared with $121.7 million in the same period in 2007.

FROVA®: Net sales of FROVA were $16.8 million for the three months ended December 31, 2008 compared with $14.1 million for the same period in 2007. Prescription volume increased 9% for the twelve months of 2008 versus the comparable 2007 period. For the year ended December 31, 2008, net sales of FROVA were $58.0 million compared with $52.4 million in the same period in 2007.

VOLTAREN® GEL: Net sales of VOLTAREN GEL were $23.8 million for the year ended December 31, 2008.

Generic Products: For the fourth quarter of 2008, net sales from the company’s generic products were $24.1 million compared with $19.2 million in the same period in 2007. For the twelve months ended December 31, 2008, net sales of the company’s generic products were $92.3 million compared with $87.6 million in the same period in 2007.

R&D Update

Endo recently announced three new research collaborations to develop novel treatments for pain and discover potential cancer treatments. The first collaboration, with Harvard University, is focused on a new pain-drug delivery technique which targets pain-sensing neurons without affecting motor neurons. Under the terms of this agreement, Endo has received exclusive world-wide rights to the technology and will be responsible for development and commercialization of any drug candidates discovered under this agreement.

The second agreement, with Aurigene Discovery Technologies Limited, is a three-year collaboration to discover novel drug candidates to treat cancer. Aurigene will be responsible for all discovery and preclinical research activities, while Endo will be responsible for all clinical development and commercialization of drug candidates that advance into human testing. Endo will also provide research funding and milestone payments and receive worldwide rights to all intellectual property that results from this collaboration.

The third agreement, announced today, is with Grünenthal GMBH for the exclusive rights to develop and market the investigational drug axomadol in the United States and Canada. Axomadol is a patented new chemical entity discovered by Grünenthal and currently in Phase II development for the treatment of moderate to moderately severe chronic pain and diabetic peripheral neuropathic pain. Under the license agreement, Endo will pay Grünenthal an upfront cash payment as well as additional potential payments that are linked to the achievement of future clinical, regulatory and commercial milestones. In addition, Grünenthal will receive payments based on a percentage of annual net sales of the product in the US and Canada. The product will be manufactured by Grünenthal. Endo will participate with Grünenthal in joint product development and commercialization committees and be responsible for all clinical development, product registration, marketing and sales activities in the Endo territories, while Grünenthal will be responsible outside the US and Canada.

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As part of its continuing strategic review of projects and programs, Endo has decided to discontinue development of EN 3285 (NAC oral rinse) and EN 3270 (transdermal sufentanil patch). EN 3285, being studied for the treatment of oral mucositis, was on clinical hold, while EN 3270 was licensed from Durect Corporation and in Phase II development for the treatment of moderate-to-severe chronic pain. Endo will return to Durect all development rights to its transdermal sufentanil patch.

2009 Financial Guidance

Endo estimates 2009 net sales to be between $1.390 billion and $1.440 billion, GAAP earnings per share to be between $1.73 and $1.81 and adjusted diluted earnings per share to be between $2.59 and $2.67. A full reconciliation of the projected 2009 adjusted earnings per share is detailed below and is subject to certain assumptions as set forth below. As it has done in the past, in 2009, Endo will present both GAAP results and adjusted results. However, starting with the results of the first quarter of 2009, Endo’s adjusted results (including the above guidance) will exclude the impact of amortization of commercial intangible assets ($30.8 million for the year ended December 31, 2008 and included in cost of sales) in addition to the following items that Endo has excluded in prior periods, as applicable, the impact of any of the non-recurring costs of future business combinations, estimated upfront and milestone payments to partners, certain contract termination costs, the payment of certain separation benefits, asset impairment charges, changes in the fair value of certain of our financial instruments and changes in the fair value of certain business combination contingent liabilities.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 10:30 a.m. ET. Investors and other interested parties may access the conference call by dialing (866) 543-6405 (domestic) or (617) 213-8897 (international). Please dial in 10 minutes prior to the scheduled start time and reference passcode 10990222.

A replay of the call will be available from February 27 at 1:30 p.m. ET by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 15067182, and will run until 12:00 a.m. ET on March 6, 2009. A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on March 6, 2009. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

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Supplemental Financial Information

The following tables provide a reconciliation of our GAAP statements of operations to our adjusted statements of operations for each of the three months ended December 31, 2008 and December 31, 2007 (Certain prior period amounts have been reclassified to conform to the current period presentation) (in thousands, except per share data):

Three Months Ended December 31, 2008 (unaudited)	Actual (GAAP)	Adjustments		Adjusted
Net sales	$347,336	$—		$347,336

Costs and expenses:
Cost of sales	76,681	—		76,681
Selling, general and administrative	130,288	(2,850	)(1)	127,438
Research and development	27,967	(7,281	)(2)	20,686
Purchased in-process research and development	(530)	530	(3)	—

Operating income	112,930	9,601		122,531

Interest expense	2,805	—		2,805
Interest and other income, net	(1,785)	(3,320	)(4)	(5,105)

Income before income taxes	111,910	12,921		124,831
Income taxes	36,968	5,185	(5)	42,153

Net income	$74,942	$7,736		$82,678

Diluted earnings per share	$0.64			$0.71
Diluted weighted average shares	116,894			116,799

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude stock-based compensation.
(2)	To exclude stock-based compensation ($371) and upfront and milestone payments to partners ($6,910).
(3)	To exclude purchased in-process research and development.
(4)	To exclude changes in fair value of financial instruments, net.
(5)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

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Three Months Ended December 31, 2007 (unaudited)	Actual (GAAP)	Adjustments		Adjusted
Net sales	$304,582	$—		$304,582

Costs and expenses:
Cost of sales	62,045	—		62,045
Selling, general and administrative	119,450	(2,703	)(1)	116,747
Research and development	54,592	(27,075	)(2)	27,517
Impairment of other intangible assets	889	(889	)(3)	—

Operating income	67,606	30,667		98,273

Interest expense	27	—		27
Interest and other income, net	(11,036)	—		(11,036)

Income before income taxes	78,615	30,667		109,282
Income taxes	28,017	11,640	(4)	39,657

Net income	$50,598	$19,027		$69,625

Diluted earnings per share	$0.38			$0.52
Diluted weighted average shares	134,632			134,558

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude stock-based compensation.
(2)	To exclude stock-based compensation ($285) and upfront and milestone payments to partners ($26,790).
(3)	To exclude impairment of other intangible assets.
(4)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

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The following tables provide a reconciliation of our GAAP statements of operations to our adjusted statements of operations for each of the twelve months ended December 31, 2008 and December 31, 2007 (Certain prior period amounts have been reclassified to conform to the current period presentation) (in thousands, except per share data):

Year Ended December 31, 2008 (unaudited)	Actual (GAAP)	Adjustments		Adjusted
Net sales	$1,260,536	$—		$1,260,536

Costs and expenses:
Cost of sales	267,235	—		267,235
Selling, general and administrative	488,063	(27,973	)(1)	460,090
Research and development	110,211	(18,843	)(2)	91,368
Impairment of other intangible assets	8,083	(8,083	)(3)	—
Purchased in-process research and development	(530)	530	(4)	—

Operating income	387,474	54,369		441,843

Interest expense	8,354	—		8,354
Interest and other income, net	(23,080)	(3,320	)(5)	(26,400)

Income before income taxes	402,200	57,689		459,889
Income taxes	140,459	22,265	(6)	162,724

Net income	$261,741	$35,424		$297,165

Diluted earnings per share	$2.12			$2.40
Diluted weighted average shares	123,720			123,602

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude stock-based compensation ($15,492), separation benefits ($10,459), contract termination costs ($540) and asset impairment charges ($1,482).

(2)	To exclude stock-based compensation ($1,442), upfront and milestone payments to partners ($8,910), separation benefits ($825), contract termination costs ($4,551) and asset impairment charges ($3,115).

(3)	To exclude impairment of other intangible assets.

(4)	To exclude purchased in-process research and development.

(5)	To exclude changes in fair value of financial instruments, net.

(6)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

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Year Ended December 31, 2007 (unaudited)	Actual (GAAP)	Adjustments		Adjusted
Net sales	$1,085,608	—		$1,085,608

Costs and expenses:
Cost of sales	217,369	—		217,369

Selling, general and administrative	411,869	(12,397	)(1)	399,472
Research and development	138,255	(36,391	)(2)	101,864
Impairment of other intangible assets	889	(889	)(3)	—

Operating income	317,226	49,677		366,903

Interest expense	117	—		117
Interest and other income, net	(36,141)	—		(36,141)

Income before income taxes	353,250	49,677		402,927
Income taxes	125,810	19,001	(4)	144,811

Net income	$227,440	$30,676		$258,116

Diluted earnings per share	$1.69			$1.92
Diluted weighted average shares	134,525			134,548

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude stock-based compensation.

(2)	To exclude stock-based compensation ($1,531) and upfront and milestone payments to partners ($34,860).

(3)	To exclude impairment of other intangible assets.

(4)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

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Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance

2009 Outlook (unaudited)

	Year Ended December 31, 2009
Projected GAAP diluted income per common share	$1.73	to	$1.81

Upfront and milestone payments to partners	$0.26		$0.26

Amortization of commercial intangible assets	$0.48		$0.48

Indevus transaction and separation costs	$0.23		$0.23

Interest expense adjustment for APB 14-1	$0.12		$0.12

Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus acquisition	($0.23)		($0.23)

Diluted adjusted income per common share guidance	$2.59	to	$2.67

The company’s guidance is being issued based on certain assumptions including:

•	Adjusted effective tax rate of approximately 33.6% in 2009;

•	Weighted average number of common shares outstanding of 117.1 million shares for the year ended December 31, 2009;

•	The February 23, 2009 acquisition date of Indevus Pharmaceuticals, Inc.; and

•	Certain of the above amounts are based on preliminary estimates and there can be no assurance that Endo will achieve these results.

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For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; PERCOCET® and PERCODAN® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; and VOLTAREN® gel, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment. The company markets its branded pharmaceutical products to physicians in pain management, neurology, surgery, oncology, and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the tender of a majority of the outstanding shares of common stock of Indevus; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the possibility that the acquisition of Indevus is not complementary to Endo; the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K/A for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on April 29, 2008. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and year ended December 31, 2008 and December 31, 2007:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended December 31,
	2008	2007
LIDODERM®	$205,385	$208,661

OPANA® ER AND OPANA®	52,258	28,869

PERCOCET®	33,413	30,559

FROVA®	16,770	14,072

VOLTAREN® GEL	12,495	—

Other Brands	2,873	3,228

Total Brands	$323,194	$285,389

Total Generics	$24,142	$19,193

Total Net Sales	$347,336	$304,582

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Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Year Ended December 31,
	2008	2007
LIDODERM®	$765,097	$705,587

OPANA® ER AND OPANA®	180,429	107,143

PERCOCET®	129,966	121,742

FROVA®	58,017	52,437

VOLTAREN® GEL	23,791	—

Other Brands	10,904	11,065

Total Brands	$1,168,204	$997,974

Total Generics	$92,332	$87,634

Total Net Sales	$1,260,536	$1,085,608

The following table presents condensed consolidated cash flow data for the year ended December 31, 2008 and December 31, 2007:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Year Ended December 31,
	2008	2007
Net cash provided by operating activities	$356,602	$365,742

Net cash provided by (used in) investing activities	178,832	(614,528)

Net cash used in financing activities	(110,066)	(28,974)

Net increase (decrease) in cash and cash equivalents	$425,368	$(277,760)

Cash and cash equivalents, beginning of period	$350,325	$628,085

Cash and cash equivalents, end of period	$775,693	$350,325

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